
EXHIBIT 4.5

AMENDMENT NO. 3
TO
SHAREHOLDER RIGHTS AGREEMENT

            THIS AMENDMENT NO. 3 TO SHAREHOLDER RIGHTS AGREEMENT (this "Amendment No. 3") is entered into as of August 31, 2006 between Sovran Self Storage, Inc., a Maryland corporation (the "Company"), and American Stock Transfer and Trust Company, a New York corporation (the "Rights Agent").

            WHEREAS, the Company and the Rights Agent previously entered into the Shareholder Rights Agreement, dated as of November 27, 1996 (the "Rights Agreement");

            WHEREAS, the Company and the Rights Agent previously entered into Amendment No. 1 to the Rights Agreement, dated as of July 3, 2002 and Amendment No. 2 to the Rights Agreement, dated as of April 28, 2006 (the Rights Agreement, as amended by each such amendment, the "Amended Rights Agreement");

            WHEREAS, in accordance with Section 27 of the Amended Rights Agreement, the Company and the Rights Agent desire to further amend the Amended Rights Agreement on the terms and conditions hereinafter set forth; and

            WHEREAS, for purposes of this Amendment No. 3, initially capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Amended Rights Agreement, as amended by this Amendment No. 3.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

            1.  Certain Definitions. Section 1(a) of the Amended Rights Agreement is amended by deleting the text and replacing it in its entirety with the following:

(a)  "Acquiring Person" shall mean any Person (as hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 10% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company or (iv) any Person holding shares of Common Stock of the Company organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement (the Persons described in clauses (i) through (iv) above are referred to herein as "Exempt Persons");


provided, however, that the term "Acquiring Person" shall not include any of the Investors (as hereinafter defined) or any Affiliate or Associate of such Investor (a) as a result of their Beneficial Ownership of any securities to be acquired pursuant to or contemplated by the Purchase Agreement or the Articles Supplementary or the Warrants referred to in the Purchase Agreement (including by way of adjustment, exercise, conversion or other acquisition in a manner contemplated in such Purchase Agreement, such Articles Supplementary or such Warrant), or (b) as a result of an Investor (or its Affiliate or Associate) being the Beneficial Owner of not more than 12% of the shares of Common Stock of the Company then outstanding (determined in accordance with the Amended Rights Agreement), provided that such Beneficial Ownership is not with a purpose or effect of changing or influencing control of the Company, or in connection with or as a participant in any transaction having that purpose or effect which, as a result thereof would require a filing of a Schedule 13D under the Exchange Act or the Rules; provided, further, that the term "Acquiring Person" shall not include FMR Corp. or any Affiliate or Associate of FMR Corp. (together with its Affiliates and Associates, "FMR") or Cohen & Steers Capital Management, Inc. or any Affiliate or Associate of Cohen & Steers Capital Management, Inc. (together with its Affiliates and Associates, "C&S"), but only so long as (x) each of FMR and C&S is the Beneficial Owner of less than 15% of the shares of Common Stock then outstanding, and (y) each of FMR and C&S reports, or is permitted to report, such Beneficial Ownership on Schedule 13G under the Exchange Act (or any comparable or successor report) (and each of FMR and C&S certifies in each such Schedule 13G that such Beneficial Ownership is not with a purpose or effect of changing or influencing control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect) or on Schedule 13D under the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any present intention to (or reserve the right to) hold such shares of Common Stock with the purpose or effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect.

Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition by the Company of Common Stock of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 10% or more (or in the case of either FMR or C&S, 15% or more, or in the case of any Investor, more than 12%) of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 10% or more (or in the case of either FMR or C&S, 15% or more, or in the case of any Investor, more than 12%) of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company


and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares (other than pursuant to a stock split, stock dividend or similar transaction) of Common Stock of the Company and immediately thereafter be the Beneficial Owner of 10% or more (or in the case of either FMR or C&S, 15% or more, or in the case of any Investor, more than
12%) of the shares of Common Stock of the Company then outstanding, then such Person shall be deemed to be an "Acquiring Person."

In addition, notwithstanding the foregoing, a Person shall not be an "Acquiring Person" if the Board of Directors of the Company determines that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock of the Company so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1(a).

            2.  Benefits. Nothing in the Amended Rights Agreement, as amended by this Amendment No. 3, shall be construed to give any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock) any legal or equitable right, remedy or claim under the Amended Rights Agreement, as amended by this Amendment No. 3; but the Amended Rights Agreement, as amended by this Amendment No. 3, shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of Common Stock).

            3.  Severability. If any term, provision, covenant or restriction of this Amendment No. 3 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 3 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            4.  Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 3 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

            5.  Governing Law. This Amendment No. 3 shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such state.

            6.  Counterparts. This Amendment No. 3 may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single a single agreement.


            7.  Effect of Amendment. Except as expressly modified by this Amendment No. 3, the Amended Rights Agreement shall remain in full force and effect.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed and attested, as of the day and year first above written.

Attest: By: /S/ DAVID L. ROGERS David L. Rogers Chief Financial Officer	SOVRAN SELF STORAGE, INC. By: /S/ ROBERT J. ATTEA Robert J. Attea Chairman and Chief Executive Officer

Attest: By: /S/ EDWARD SCHMITT Edward Schmitt Administrative Vice President	AMERICAN STOCK TRANSFER AND TRUST COMPANY, as Rights Agent By: /S/ HERBERT J. LEMMER Herbert J. Lemmer Vice President


SOVRAN SELF STORAGE, INC.

OFFICER'S CERTIFICATE

            The undersigned, pursuant to Section 27 of the Shareholder Rights Agreement, dated as of November 27, 1996, by and between Sovran Self Storage, Inc. and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agreement"), as amended by Amendment No. 1 thereto, dated July 3, 2002 and Amendment No. 2 thereto, dated April 28, 2006 (the Rights Agreement, as amended by each such amendment, the "Amended Rights Agreement"), hereby certifies that Amendment No. 3 to the Amended Rights Agreement is in compliance with the terms of Section 27 of the Amended Rights Agreement.

            IN WITNESS WHEREOF, I have executed this Certificate as of August 31, 2006.

SOVRAN SELF STORAGE, INC. By: /S/ KENNETH F. MYSZKA Kenneth F. Myszka President